Prospectus Supplement Filed Pursuant to Rule 424(b)(3)
Registration No. 333-174358

PROSPECTUS SUPPLEMENT NO. 7
DATED OCTOBER 19, 2011
(To Prospectus Dated June 3, 2011)

This Prospectus Supplement No. 7, dated October 19, 2011 (“Supplement No. 7”), filed by Tri-Valley Corporation (the “Company”), modifies and supplements certain information contained in the Company’s prospectus, dated June 3, 2011 (as amended and supplemented from time to time, the “Prospectus”).  This Supplement No. 7 is not complete without, and may not be delivered or used except in connection with, the Prospectus, including all amendments and supplements thereto.  The Prospectus relates to the public sale, from time to time, of up to 10,070,000 shares of the Company’s common stock by the selling stockholders identified in the Prospectus.

The information attached to this Supplement No. 7 modifies and supersedes, in part, the information contained in the Prospectus.  Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as so modified or superseded by this Supplement No. 7.

This Supplement No. 7 includes the attached Current Report on Form 8-K, as filed by the Company with the Securities and Exchange Commission on October 19, 2011.

We may further amend or supplement the Prospectus from time to time by filing additional amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if the Prospectus, or any of the supplements or amendments relating thereto, is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Supplement No. 7 is October 19, 2011

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
October 19, 2011 (August 29, 2011)

Tri-Valley Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-31852	94-1585250
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4927 Calloway Drive
Bakersfield, California 93312
(Address of principal executive office)

Issuer's telephone number:  661-864-0500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

August 2011 Loan from Mr. Gamble

On August 29, 2011, Mr. G. Thomas Gamble, Chairman of the Board of Directors of Tri-Valley Corporation (the “Company”), loaned the Company a total of $150,000 for additional working capital purposes.  The loan accrues simple interest at 10% per annum, and is to be repaid in full upon demand by Mr. Gamble.  A copy of the promissory note evidencing the loan is attached hereto as Exhibit 4.1 and incorporated herein by reference.

October 2011 Loan from Mr. Gamble

On October 13, 2011, Mr. G. Thomas Gamble, Chairman of the Board of the Company, loaned the Company a total of $1,000,000 for additional working capital purposes.  The loan accrues simple interest at 14% per annum, and is to be repaid in full upon demand by Mr. Gamble.  A copy of the promissory note evidencing the loan is attached hereto as Exhibit 4.2 and incorporated herein by reference.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description of Exhibit

4.1	Promissory Note Issued by the Company to Mr. G. Thomas Gamble on August 29, 2011.

4.2	Promissory Note Issued by the Company to Mr. G. Thomas Gamble on October 13, 2011.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRI-VALLEY CORPORATION

Date: October 19, 2011	/s/ Maston N. Cunningham
Maston N. Cunningham, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Promissory Note Issued by the Company to Mr. G. Thomas Gamble on August 29, 2011.

4.2	Promissory Note Issued by the Company to Mr. G. Thomas Gamble on October 13, 2011.

Exhibit 4.1

Promissory Note

Borrower Information:

Name:	Tri-Valley Corporation
Address:	4927 Calloway Drive
Bakersfield, CA 933 12
Phone:	661-864-0500

Lender Information:
Name:	G. Thomas Gamble
Address:

Phone:

Loan Information:

On Monday, August 29, 2011 , Mr. G. Thomas Gamble loaned Tri-Valley Corporation a total amount of $150,000.00.  The loan is to be repaid, with simple interest at 10% annually, upon demand by Mr. G. Thomas Gamble.

Promise to Pay.  For value received of $150,000.00, Tri-Valley Corporation ("Borrower") promises to pay Mr. G Thomas Gamble ("Lender") $150,000.00 and accumulated interest thereon at an annual rate of 10% on any unpaid balance as specified below.

Borrower will pay one lump payment upon demand by Mr. G. Thomas Gamble.

This was an unsecured loan.

Collection Costs.  If Lender prevails in a lawsuit to collect on this Note, Borrower will pay Lender's costs and lawyer's fees in an amount the court finds to be reasonable.

The undersigned and all other parties to this note, whether as endorsers, guarantors or sureties, agree to remain fully bound until this note shall be fully paid and waive demand, presentment and protest and all notices hereto and further agree to remain bound notwithstanding any extension, modification, waiver, or other indulgence or discharge or release of any obligor hereunder or exchange, substitution, or release of any collateral granted as security for this note.  No modification or indulgence by any holder hereof shall be binding unless in writing; and any indulgence on anyone occasion shall not be an indulgence for any other or future occasion.  Any modification or change in terms, hereunder granted by any holder hereof, shall be valid and binding upon each of the undersigned, notwithstanding the acknowledgement of any of the undersigned, and each of the undersigned does hereby irrevocably grant to each of the others a power of attorney to enter into any such modification on their behalf.  The rights of any holder hereof shall be cumulative and not necessarily successive.  This note shall take effect as a sealed instrument and shall be construed, governed and enforced in accordance with the laws of the State of California.

Borrower: Tri-Valley Corporation		Date: August 29, 2011

By:	/s/ Maston N. Cunningham
Maston N. Cunningham
President and Chief Executive Officer

Exhibit 4.2

PROMISSORY NOTE

U.S.$1,000,000	October 13, 2011

ON DEMAND, for value received, Tri-Valley Corporation, a Delaware corporation (“Borrower”), promises to pay to the order of G. Thomas Gamble, an individual (“Lender”), in immediately available funds, the principal amount of ONE MILLION DOLLARS (U.S.$1,000,000), together with interest on the unpaid principal amount from the date of this Promissory Note (“Note”). Simple interest shall accrue on the unpaid principal amount at an annual rate of 14.00%. Interest will be computed on the basis of a 365-day year.

All payments under this Note will apply first to any costs and expenses due to Lender, then to accrued interest to date of payment, and then to the unpaid principal amount.  Borrower may prepay all or part of the unpaid principal amount at any time.

Upon the consummation of the Borrower’s next equity or debt financing, whichever comes first, this Note may, at the option of the Lender, be converted or exchanged, as the case may be, into the securities or other debt instruments issued in such equity or debt financing, in accordance with the terms and conditions specified therein.  In such event, the Lender shall become a party to the purchase agreement and each other transaction document related to such financing and shall be entitled to all the rights and benefits granted by the Borrower to the other investors in such financing.

If Borrower fails to make any payment required by this Note, Lender will have all remedies available to Lender at law or in equity.  All available remedies are cumulative and may be exercised singularly or concurrently.  Time is of the essence with respect to all dates and time periods in this Note.

Borrower waives demand, presentment for payment, notice of dishonor or nonpayment, protest, notice of protest, and lack of diligence in collection, and agrees that Lender may extend or postpone the due date of any payment required by this Note without affecting Borrower’s liability.  No waiver will be binding on Lender unless it is in writing and signed by Lender.  Lender’s waiver of a breach of a provision of this Note will not be a waiver of any other provision or a waiver of a subsequent breach of the same provision.  The provisions of this Note may not be waived, altered, amended or repealed, in whole or in part, except with the written consent of the Borrower and Lender.

This Note is governed by the laws of the State of California, without giving effect to any conflict-of-law principle of any jurisdiction.  If any arbitration or litigation is instituted to interpret or enforce this Note, including but not limited to any proceeding brought under the United States Bankruptcy Code, the prevailing party on a claim will be entitled to recover with respect to the claim, in addition to any other relief awarded, the prevailing party’s reasonable attorney's fees and other fees, costs, and expenses of every kind incurred in connection with the arbitration, the litigation, any appeal or petition for review, the collection of any award, or the enforcement of any order, as determined by the arbitrator or court.

BORROWER:

TRI-VALLEY CORPORATION By: /s/ Maston N. Cunningham Name: Maston N. Cunningham Title: CEO